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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1 )

                          WOMEN'S GOLF UNLIMITED, INC.
                -----------------------------------------------
                                (Name of Issuer)

                           $.01 PAR VALUE COMMON STOCK
                -----------------------------------------------
                         (Title of Class of Securities)

                                   97815W 10 0
                -----------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2001
            ---------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                   [ ]     Rule 13d-1(b)

                   [X]     Rule 13d-1(c)

                   [ ]     Rule 13d-1(d)








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CUSIP No. 97815W 10 0                                             Page  2  of 3


-------------- -----------------------------------------------------------------
      1        NAME OF REPORTING PERSON

               Brian Christopher

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-------------- -----------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                        (b) [ ]

-------------- -----------------------------------------------------------------
      3        SEC USE ONLY


-------------- -----------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                    New Zealand

--------------------------- ----- ----------------------------------------------
                             5    SOLE VOTING POWER
        NUMBER OF
          SHARES                        278,332
       BENEFICIALLY         ----------------------------------------------------
         OWNED BY            6    SHARED VOTING POWER
           EACH                            -0-
        REPORTING           ----------------------------------------------------
          PERSON             7    SOLE DISPOSITIVE POWER
           WITH                         278,332
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
                                           -0-
--------------------------- ----- ----------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                          278,332

-------------- -----------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                              [ ]

-------------- -----------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               8.6%

-------------- -----------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                                                   IN

-------------- -----------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT.


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CUSIP No. 97815W 10 0                                             Page  3  of 3


This Amendment No. 1 to Schedule 13G (the "Amendment") is being filed on behalf of Brian Christopher relating to the common stock $ .01 par value (the "Common Stock") of Women's Golf Unlimited, Inc., a New Jersey corporation, f/k/a S2 Golf Inc. (the "Issuer"). The terms defined in the original Schedule 13G shall have the same meaning when used in this Amendment. This Amendment is being filed pursuant to Rule 13d-2 of the General Rules and Regulations promulgated under the Securities and Exchange Act of 1934, as amended. Only those items reported in this Amendment are amended. All other items remain unchanged.

Item 1.      (a)  Name of Issuer:

                           Women's Golf Unlimited, Inc.

Item 2.      (e)  Cusip Number:

                           97815W 10 0

Item 4.      Ownership

             (b) Percent of Class: 8.6%, based on the 3,224,372 outstanding shares reported on the Issuer's most recently filed Form 10-Q for the quarter ending September 28, 2001.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         Dated: February 13, 2002

                                         /s/Brian Christopher
                                         --------------------------------------
                                         Signature

                                         BRIAN CHRISTOPHER, REPORTING PERSON
                                         --------------------------------------
                                         Name/Title